Filed Pursuant to Rule 424(b)(3)
File No. 333-81252

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated April 23, 2002)

$810,750,000

SUPERVALU INC.

Liquid Yield Option™ Notes due 2031
(Zero Coupon-Senior) and Common Stock
Issuable Upon Conversion of the LYONs

This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon conversion of the LYONs.

You should read this prospectus supplement together with the prospectus dated April 23, 2002, which is to be delivered with this prospectus supplement. The terms of the LYONs are set forth in the prospectus.

The table below sets forth additional and updated information concerning beneficial ownership of the LYONs and supplements and amends the table appearing under “Selling Securityholders” beginning on page 34 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus. In addition, the information set forth below regarding all other holders of LYONs supersedes the information regarding all other holders appearing on page 36 of the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
AIG DKR SoundShore Holdings Ltd	$13,270,000	1.64%	127,967	*
AIG DKR SoundShore Opportunity Holding Fund Ltd	15,957,000	1.97%	153,879	*
AIG DKR SoundShore Strategic Holding Fund Ltd	12,993,000	1.60%	125,296	*
Alpha U.S. Subfund VIII, LLC	1,500,000	*	14,465	*
Aristeia International Limited	1,925,000	*	18,563	*
Aristeia Trading LLC	575,000	*	5,544	*
Deutsche Banc Securities Inc.	32,356,000	3.99%	312,021	*
Oakwood Assurance Company	310,000	*	2,989	*

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	2,600,000	*	25,072	*
UBS AG London Branch	17,000,000	2.10%	163,937	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Portfolio	1,500,000	*	14,465	*
UBS O’Connor LLC f/b/o UBS Global Equity Arbitrage Master Ltd.	10,500,000	1.30%	101,255	*
All other holders (3)(4)	39,677,000	4.89%	382,621	*
Total	$810,750,000	100.00%	7,818,386	5.85%

*	Less than 1%

(1)
Assumes conversion of all of the holder’s LYONs at a conversion rate of 9.6434 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment as described under “Description Of LYONs – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2)
Calculated based on 133,617,695 shares of common stock outstanding as of April 12, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s LYONs, but we did not assume conversion of any other holder’s LYONs.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)
Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

Investing in the LYONs involves risks that are described in “Risk Factors Relating to the LYONs” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 10, 2002

™ Trademark of Merrill Lynch & Co., Inc.

2